Press Release	Source: Global Energy Inc.

Global Energy Negotiating Waste to Diesel and Power Projects

Tuesday, February 19, 2008, 9:30 am ET

NEW YORK--(BUSINESS WIRE)--Global Energy Inc. (the "Company") (OTCBB:GEYI - News), an alternative energy innovator focusing on the processing of solid and energy waste into usable products, today announced that the Company is currently in negotiations with joint venture partners in Germany and Poland for the construction of plants that would convert municipal solid waste materials into mineral renewable energy using technology developed by Dr. Christian Koch through his company AlphaKat GMBH.

Each of these projects has received the necessary environmental permits for the operation of a KDV500 unit. The Company intends to negotiate long term agreements for the sale of electricity to a German electric utility, and in Poland to sell the diesel to a third party.

The Company also announces that it is negotiating with a potential joint venture partner in the Netherlands for the conversion of biomass to energy using AlphaKat’s technology. The diesel generators would consume renewable diesel produced from KDV500 units. It is intended for the project to supply energy to the German National Grid under a long-term contract. Under our proposed agreement, our Dutch partner would secure on a long term basis the supply of the biomass to the plant, the sale of electricity to the grid and the lease for the required land for the project.

The AlphaKat Technology converts waste that has hydrocarbons to mineral renewable diesel that is expected to be equal or better than the European standard EN590 for mineral diesel for transportation. The intended joint venture agreements are subject to satisfactory negotiations and obtaining of all permits.

About Global Energy

Global Energy's mission is to commercialize innovative technologies which produce energy from waste and renewable sources, while contributing to a vision of a cleaner environment. Global Energy intends to use of the most efficient and environmentally friendly of all currently available alternative fuel technologies, each originally developed and patented by acclaimed scientists.

For further information please visit www.global-nrg.biz/.

Forward Looking Statements.

Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, that we can finalize contracts with joint venture partners to complete projects and construction of facilities; that we can secure long term supply of biomass, that we can sell electricity and diesel and lease the necessary land facilities.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with biofuels and alternative fuel sources; (ii) potential environmental liabilities, weather, mechanical failures, safety concerns, labour problems and financing problems; (iii) changes in economic conditions, adverse exchange rates and financial markets; (iv) the risk that we are not able to execute our business plan, such as entering agreements with strategic partners, leasing land, obtaining loans, etc; (v) the inability to retain key employees; (vi) changes in energy prices and the high cost of alternative fuels; (vii) Global Energy's inability to finance its operations or growth; (viii) the inability to obtain all necessary government, environmental and regulatory approvals; (ix) an increase in competition in the biofuel and alternative fuel market; (x) the possibility that our technology does not work as well as expected; and (xi) inability to access additional funds under the arranged convertible debenture which is subject to certain conditions to funding. Investors should consider all of these risks and should also refer to the risk factors disclosed on the SEC filings of other start up alternative energy companies.

Contact:
Global Energy
Irit Arbel, 718-701-5336
iritarbel@global-nrg.biz
Cynthia DeMonte, 917-273-1717
cynthiademonte@global-nrg.biz

Source: Global Energy Inc.